Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of AA Mission Acquisition Corp. (the “Company”) on Form S-1 of our report dated April 17, 2024 except for Note 7 as to which the date is June 26, 2024 with respect to our audit of the Company’s financial statements as of March 20, 2024, and for the period from February 9, 2024 (inception) through March 20, 2024, which appears in this Registration Statement on Form S-1. Our report contained an explanatory paragraph regarding uncertainty about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

June 26, 2024